Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER AND

NINE MONTHS ENDED SEPTEMBER 30, 2021

Strategic Focus on Growth Reflected in Strength of Third Quarter Results

Company Increases Full-Year 2021 Guidance

All Pending Divestitures Completed

BALTIMORE, MARYLAND - November 4, 2021 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the third quarter and nine months ended September 30, 2021.

Unless indicated otherwise, the results presented below relate to Continuing Operations, which encompass Laureate’s operations in Mexico and Peru, as well as Laureate’s Corporate overhead expenses.

Third Quarter 2021 Highlights (compared to third quarter 2020):

•	On a reported basis, revenue increased 10% to $267.7 million, primarily driven by higher enrollment in Peru. On an organic constant currency basis[1], revenue increased 13%.

•

Operating income for the third quarter of 2021 was $35.1 million, compared to operating loss of $(318.2) million for the third quarter of 2020 which was mainly driven by impairment charges of $323.4 million.

•

Net income (including Discontinued Operations) for the third quarter of 2021 was $360.1 million, which was primarily attributable to the gain on sale of Walden University, as compared to net loss (including Discontinued Operations) of $(784.4) million for the third quarter of 2020, which was primarily attributable to the impairment charges of $333.7 million and loss from asset sales of $488.7 million.

•	Adjusted EBITDA for the third quarter of 2021 was $75.9 million, as compared to Adjusted EBITDA of $50.4 million for the third quarter of 2020.

Nine Months Ended September 30, 2021 Highlights (compared to nine months ended September 30, 2020):

•	New enrollments increased 15%.

•	Total enrollments increased 16%.

•	On a reported basis, revenue increased 7% to $790.0 million. On an organic constant currency basis, revenue increased 9%.

•

Operating income for the nine months ended September 30, 2021 was $6.4 million, as compared to operating loss of $(366.2) million for the nine months ended September 30, 2020 which was driven by impairment charges of $350.9 million.

•

Net income (including Discontinued Operations) for the nine months ended September 30, 2021 was $166.0 million, primarily attributable to the gain on sale of Walden University, partially offset by a loss on debt extinguishment of $77.9 million, as a result of the full repayment of the senior notes, as compared to net loss (including Discontinued Operations) of $(997.7) million for the nine months ended September 30, 2020, which was mainly attributable to impairment charges of $782.5 million and loss from asset sales of $523.7 million, partially offset by a discrete tax benefit.

•

Adjusted EBITDA for the nine months ended September 30, 2021 was $192.7 million, as compared to Adjusted EBITDA of $115.1 million for the nine months ended September 30, 2020. The increase in Adjusted EBITDA resulted from strong operating performance and Corporate G&A efficiencies.

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “The strong operating results for the third quarter and year-to-date reflect the favorable COVID-19 recovery trends in the Latin American higher education market as well as robust growth from Laureate’s investments in new digital capabilities. As a result, we are raising our outlook for the remainder of 2021.”

Mr. Serck-Hanssen continued, “We closed the sale of Walden University during the third quarter, and have now completed all pending divestitures. Our divestiture program drove significant value for shareholders over the past few years, and we remain committed to continuing to unlock value for all stakeholders. We believe that Laureate is uniquely positioned, with our leading brands, best-in-class digital learning assets and hard-to-replicate physical footprint in both Mexico and Peru, to accelerate our top line growth from the mid-single digits to high-single digits or even into double digits in the coming years. We expect to achieve this goal through a more capital efficient business model that delivers high quality education via efficient omnichannel distribution modes. Executing on our plans will help us transform the lives of students and communities in Mexico and Peru by providing greater access to affordable quality education.”

Third Quarter 2021 Results

For the third quarter of 2021, revenue on a reported basis was $267.7 million, an increase of $24.2 million, or 10%, compared to the third quarter of 2020, due primarily to higher enrollment in Peru. On an organic constant currency basis, revenue increased 13%. Operating income for the third quarter of 2021 was $35.1 million, compared to an operating loss of $(318.2) million for the third quarter of 2020, which was mainly driven by impairment charges of $323.4 million. Net income (including Discontinued Operations) for the third quarter of 2021 was $360.1 million, which was primarily driven by the gain on sale of Walden University, as compared to net loss (including Discontinued Operations) of $(784.4) million for the third quarter of 2020, which was driven by the impairment charges and the loss from asset sales described above. Basic and diluted earnings per share were $1.94 for the third quarter of 2021.

Adjusted EBITDA for the third quarter of 2021 was $75.9 million, as compared to Adjusted EBITDA of $50.4 million for the third quarter of 2020, an increase of $25.5 million.

Nine Months Ended September 30, 2021 Results

New enrollments for the nine months ended September 30, 2021 increased 15%, compared to new enrollment activity for the nine months ended September 30, 2020, and total enrollments were up 16% compared to the prior year period. New and total enrollments in Peru increased 20% and 30%, respectively, as compared to the prior-year period, driven by a robust primary intake cycle during the 2021 period and increased retention rates. Mexico’s new enrollments were up 11% compared to the prior-year period, and total enrollment was up 6%, following the strong primary intake cycle completed in September 2021.

For the nine months ended September 30, 2021, revenue on a reported basis was $790.0 million, an increase of $50.3 million, or 7%, when compared to the nine months ended September 30, 2020. On an organic constant currency basis, revenue increased 9%. Operating income for the nine months ended September 30, 2021 was $6.4 million compared to an operating loss of $(366.2) million for the nine months ended September 30, 2020, which was driven by impairment charges of $350.9 million. Net income (including Discontinued Operations) for the nine months ended September 30, 2021 was $166.0 million, primarily attributable to the gain on sale of Walden University, partially offset by the loss on debt extinguishment, as compared to net loss (including Discontinued Operations) of $(997.7) million for the nine months ended September 30, 2020, which was mainly attributable to the impairment charges and loss from asset sales described above, partially offset by a discrete tax benefit. Basic and diluted loss per share for the nine months ended September 30, 2021 were $0.86.

Adjusted EBITDA for the nine months ended September 30, 2021 was $192.7 million, as compared to Adjusted EBITDA of $115.1 million for the nine months ended September 30, 2020. The increase in Adjusted EBITDA resulted from strong operating performance and Corporate G&A efficiencies.

Balance Sheet and Capital Structure

Laureate has a strong financial position with significant liquidity. As of September 30, 2021, Laureate had $1,860 million of cash (of which $3 million was recorded at subsidiaries that were classified as held for sale), and gross debt of $166 million. Accordingly, total cash, net of debt, was $1,694 million as of September 30, 2021. During the third quarter, Laureate completed the sale of Walden University which drove the large cash balance at quarter end.

As previously announced, following the sale of Walden University, on October 29, 2021, Laureate made a special cash distribution of approximately $1.3 billion in the aggregate to each stockholder of record on October 6, 2021, equal to $7.01 per share of the Company’s Class A common stock and Class B common stock.

The cash and debt balances as of September 30, 2021 are prior to approximately $170 million in estimated taxes and fees due on prior sales (including Walden University), and approximately $158 million related to the expected release of a letter of credit and escrow account, both related to the sale of Walden University. Laureate expects that the majority of the taxes and fees will be paid during the fourth quarter of 2021, and the letter of credit and escrow amounts will be realized in 2022.

Outlook for Fiscal 2021

Laureate is updating its full-year 2021 guidance to reflect an improved outlook.

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2021 results to be as follows:

Continuing Operations 2021

•	Total enrollments expected to be approximately 385,000, reflecting growth of 14% versus 2020;

•	Revenues expected to be in the range of $1,075 to $1,085 million, reflecting growth of 8%-9% on an organic constant currency basis versus 2020; and

•

Adjusted EBITDA expected to be in the range of $247 to $253 million, reflecting growth of 34%-37% on an organic constant currency basis versus 2020. Anticipated Adjusted EBITDA in 2021 is prior to rightsizing of Corporate G&A infrastructure and includes approximately $13 million of non-cash charges related to the write-off of an indemnification asset related to a prior period acquisition.

Reconciliations of the forward-looking non-GAAP measures, specifically the 2021 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

2 Based on actual FX rates for January-October 2021, and current spot FX rates (local currency per U.S. Dollar) of MXN 20.46 and PEN 4.03 for November 2021—December 2021. FX impact may change based on fluctuations in currency rates in future periods.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.- based callers) or 1-703-639-1262 (for international callers), and requesting to join the Laureate conference call, conference ID 7639888. Replays of the entire call will be available through November 11, 2021, at 1-855-859-2056 (for U.S.- based callers) and at 1-404-537-3406 (for international callers), conference ID 7639888. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), (ii) our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction, (iii) any anticipated share repurchases or cash distributions and (iv) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 25, 2021, our subsequent Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA and total cash, net of debt (or net cash). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total cash, net of debt (or net cash) consists total cash and cash equivalents for Continuing Operations and Discontinued Operations, less total gross debt for Continuing Operations and Discontinued Operations. Net cash provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA and total cash, net of debt (or net cash) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five universities across Mexico and Peru, enrolling more than 350,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	YTD 3Q 2021	YTD 3Q 2020	Change		As of 09/30/2021	As of 09/30/2020	Change
			Total	Organic			Total	Organic
Mexico	115,200	103,500	11%	11%	203,000	192,100	6%	6%
Peru	73,800	61,300	20%	20%	187,200	143,500	30%	30%

Laureate (1)	189,000	164,800	15%	15%	390,200	335,600	16%	16%

(1)	Excludes new and total enrollments for our discontinued operations

Consolidated Statements of Operations

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2021	2020	Change	2021	2020	Change
Revenues	$267.7	$243.5	$24.2	$790.0	$739.7	$50.3
Costs and expenses:
Direct costs	182.0	185.8	(3.8)	577.1	614.1	(37.0)
General and administrative expenses	47.3	52.6	(5.3)	139.3	140.8	(1.5)
Loss on impairment of assets	3.3	323.4	(320.1)	67.2	350.9	(283.7)

Operating income (loss)	35.1	(318.2)	353.3	6.4	(366.2)	372.6
Interest income	1.3	0.7	0.6	2.5	1.6	0.9
Interest expense	(3.7)	(24.7)	21.0	(40.8)	(75.7)	34.9
Loss on debt extinguishment	—	—	—	(77.9)	—	(77.9)
Loss on derivatives	—	—	—	(24.5)	(0.6)	(23.9)
Other income (expense), net	—	1.3	(1.3)	(0.1)	0.8	(0.9)
Foreign currency exchange gain (loss), net	6.1	(2.9)	9.0	18.7	71.1	(52.4)
(Loss) gain on disposal of subsidiaries, net	(0.9)	0.6	(1.5)	(0.9)	(1.2)	0.3

Income (loss) from continuing operations before income taxes and equity in net income of affiliates	37.7	(343.2)	380.9	(116.6)	(370.2)	253.6
Income tax (expense) benefit	(48.1)	72.2	(120.3)	(174.2)	293.5	(467.7)
Equity in net income of affiliates, net of tax	—	—	—	—	0.2	(0.2)

Loss from continuing operations	(10.4)	(271.0)	260.6	(290.8)	(76.5)	(214.3)
Income (loss) from discontinued operations, net of tax	370.5	(513.4)	883.9	456.8	(921.2)	1,378.0

Net income (loss)	360.1	(784.4)	1,144.5	166.0	(997.7)	1,163.7
Net loss attributable to noncontrolling interests	0.3	—	0.3	0.5	5.1	(4.6)

Net income (loss) attributable to Laureate Education, Inc.	$360.4	$(784.4)	$1,144.8	$166.5	$(992.7)	$1,159.2

Accretion of redeemable noncontrolling interests and equity	$—	$—	$—	$(0.1)	$0.2	$(0.3)

Net income (loss) available to common stockholders	$360.4	$(784.4)	$1,144.8	$166.4	$(992.5)	$1,158.9

Basic and diluted earnings (loss) per share:
Basic and diluted weighted average shares outstanding	185.6	210.0	(24.4)	192.5	209.9	(17.4)
Basic and diluted earnings (loss) per share	$1.94	$(3.73)	$5.67	$0.86	$(4.72)	$5.58

Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS
			% Change		$ Variance Components
For the three months ended September 30,	2021	2020	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/ Div.	FX
Revenues
Mexico	$131.3	$115.9	13%	3%	$15.4	$3.5	$—	$—	$11.9
Peru	133.1	127.3	5%	20%	5.8	25.1	—	—	(19.3)
Corporate & Eliminations	3.3	0.3	nm	nm	3.0	3.0	—	—	—

Total Revenues	$267.7	$243.5	10%	13%	$24.2	$31.6	$—	$—	$(7.4)

Adjusted EBITDA
Mexico	$27.0	$15.5	74%	61%	$11.5	$9.4	$0.1	$—	$2.0
Peru	70.8	56.5	25%	45%	14.3	25.2	—	—	(10.9)
Corporate & Eliminations	(22.0)	(21.6)	(2)%	(2)%	(0.4)	(0.4)	—	—	—

Total Adjusted EBITDA	$75.9	$50.4	51%	68%	$25.5	$34.3	$0.1	$—	$(8.9)

			% Change		$ Variance Components
For the nine months ended September 30,	2021	2020	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/ Div.	FX
Revenues
Mexico	$390.9	$385.0	2%	(5)%	$5.9	$(20.9)	$—	$—	$26.8
Peru	392.3	351.4	12%	24%	40.9	85.6	—	—	(44.7)
Corporate & Eliminations	6.8	3.3	nm	nm	3.5	3.5	—	—	—

Total Revenues	$790.0	$739.7	7%	9%	$50.3	$68.2	$—	$—	$(17.9)
Adjusted EBITDA
Mexico	$61.5	$58.5	5%	8%	$3.0	$4.7	$(7.3)	$—	$5.6
Peru	196.0	129.0	52%	70%	67.0	90.7	—	—	(23.7)
Corporate & Eliminations	(64.9)	(72.4)	10%	10%	7.5	7.5	—	—	—

Total Adjusted EBITDA	$192.7	$115.1	67%	89%	$77.6	$103.0	$(7.3)	$—	$(18.1)

(2)

Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2020 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	September 30, 2021	December 31, 2020	Change
Assets
Cash and cash equivalents	$1,856.9	$750.1	$1,106.8
Receivables (current), net	159.9	111.9	48.0
Other current assets	147.8	146.8	1.0
Property and equipment, net	493.4	578.5	(85.1)
Operating lease right-of-use assets, net	409.1	462.8	(53.7)
Goodwill and other intangible assets	709.9	800.4	(90.5)
Deferred income taxes	61.7	130.6	(68.9)
Other long-term assets	55.4	72.4	(17.0)
Current and long-term assets held for sale	20.3	1,917.4	(1,897.1)

Total assets	$3,914.4	$4,970.9	$(1,056.5)

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$181.0	$200.9	$(19.9)
Deferred revenue and student deposits	68.3	47.2	21.1
Total operating leases, including current portion	459.5	519.1	(59.6)
Total long-term debt, including current portion	161.7	995.7	(834.0)
Special cash distribution payable	1,271.8	—	1,271.8
Other liabilities	525.8	240.0	285.8
Current and long-term liabilities held for sale	16.6	702.3	(685.7)

Total liabilities	2,684.7	2,705.2	(20.5)
Redeemable noncontrolling interests and equity	1.7	1.7	—
Total stockholders’ equity	1,228.0	2,263.9	(1,035.9)

Total liabilities and stockholders’ equity	$3,914.4	$4,970.9	$(1,056.5)

Consolidated Statements of Cash Flows

	For the nine months ended September 30,
IN MILLIONS	2021	2020	Change
Cash flows from operating activities
Net income (loss)	$166.0	$(997.7)	$1,163.7
Depreciation and amortization	75.6	116.1	(40.5)
Loss on impairment of assets	68.4	782.5	(714.1)
(Gain) loss on sales and disposal of subsidiaries and property and equipment, net	(625.5)	525.0	(1,150.5)
Loss on derivative instruments	24.5	0.6	23.9
Loss on debt extinguishment	78.0	—	78.0
Deferred income taxes	267.6	(264.4)	532.0
Unrealized foreign currency exchange gain	(11.2)	(15.4)	4.2
Income tax receivable/payable, net	63.2	(56.9)	120.1
Working capital, excluding tax accounts	(131.1)	(59.1)	(72.0)
Other non-cash adjustments	78.7	190.9	(112.2)

Net cash provided by operating activities	54.0	221.8	(167.8)
Cash flows from investing activities
Purchase of property and equipment	(27.6)	(62.3)	34.7
Expenditures for deferred costs	(5.4)	(12.0)	6.6
Receipts from sales of discontinued operations, net of cash sold, and property and equipment	2,137.7	40.1	2,097.6
Payments on derivatives related to sale of discontinued operations	(50.3)	—	(50.3)

Net cash provided by (used in) investing activities	2,054.4	(34.2)	2,088.6
Cash flows from financing activities
(Decrease) increase in long-term debt, net	(886.7)	268.1	(1,154.8)
Proceeds from exercise of stock options	1.2	26.7	(25.5)
Payments to repurchase common stock	(364.3)	(29.2)	(335.1)
Payments of call premiums and debt issuance costs	(33.0)	(0.7)	(32.3)
Financing other, net	(1.7)	(7.4)	5.7

Net cash (used in) provided by financing activities	(1,284.5)	257.4	(1,541.9)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(14.4)	(13.4)	(1.0)
Change in cash included in current assets held for sale	285.0	218.3	66.7

Net change in Cash and cash equivalents and Restricted cash	1,094.6	649.8	444.8
Cash and cash equivalents and Restricted cash at beginning of period	867.3	97.8	769.5

Cash and cash equivalents and Restricted cash at end of period	$1,961.9	$747.7	$1,214.2

Liquidity (including Undrawn Revolver)	$2,266.9	$717.7	$1,549.2

Non-GAAP Reconciliation

The following table reconciles Loss from continuing operations to Adjusted EBITDA:

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2021	2020	Change	2021	2020	Change
Loss from continuing operations	$(10.4)	$(271.0)	$260.6	$(290.8)	$(76.5)	$(214.3)
Plus:
Equity in net income of affiliates, net of tax	—	—	—	—	(0.2)	0.2
Income tax expense (benefit)	48.1	(72.2)	120.3	174.2	(293.5)	467.7

Income (loss) from continuing operations before income taxes and equity in net income of affiliates	37.7	(343.2)	380.9	(116.6)	(370.2)	253.6
Plus:
Loss (gain) on disposal of subsidiaries, net	0.9	(0.6)	1.5	0.9	1.2	(0.3)
Foreign currency exchange (gain) loss, net	(6.1)	2.9	(9.0)	(18.7)	(71.1)	52.4
Other (income) expense, net	—	(1.3)	1.3	0.1	(0.8)	0.9
Loss on derivatives	—	—	—	24.5	0.6	23.9
Loss on debt extinguishment	—	—	—	77.9	—	77.9
Interest expense	3.7	24.7	(21.0)	40.8	75.7	(34.9)
Interest income	(1.3)	(0.7)	(0.6)	(2.5)	(1.6)	(0.9)

Operating income (loss)	35.1	(318.2)	353.3	6.4	(366.2)	372.6
Plus:
Depreciation and amortization	25.9	18.2	7.7	75.6	55.9	19.7

EBITDA	61.0	(300.0)	361.0	82.0	(310.3)	392.3
Plus:
Share-based compensation expense (3)	2.0	2.6	(0.6)	6.0	7.9	(1.9)
Loss on impairment of assets (4)	3.3	323.4	(320.1)	67.2	350.9	(283.7)
EiP implementation expenses (5)	9.6	24.4	(14.8)	37.5	66.5	(29.0)

Adjusted EBITDA	$75.9	$50.4	$25.5	$192.7	$115.1	$77.6

(3)	Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, “Stock Compensation.”
(4)	Represents non-cash charges related to impairments of long-lived assets.
(5)

Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs), as well as improvements to the Company’s system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure, an enterprise-wide program aimed at revenue growth, and certain non-recurring costs incurred in connection with the and completed dispositions.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Adam Smith

adam.smith@laureate.net

U.S.: +1 (443) 255 0724

Source: Laureate Education, Inc.